Exhibit 10.2

Amendment Number 1 to
EMPLOYMENT AGREEMENT

THIS AMENDMENT, is made effective as of November 1, 2005, between Foundation Coal Corporation (the “Company”) and James J. Bryja (the “Participant”).

R E C I T A L S:

WHEREAS, the Company executed an Employment Agreement with the Participant dated July 30, 2004 (the “Employment Agreement”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Committee”) has considered the Performance Targets contained in the Employment Agreement; and

WHEREAS, the Committee established an ad hoc subcommittee of the Board of Directors to review the Actual Cost Per Ton and Target Cost Per Ton Performance Target and to make a recommendation to the Committee; and

WHEREAS, after consultation with the ad hoc subcommittee, management presented to the Committee an alternative to the cost per ton related Performance Target and proposed an “EBITDA/Revenue” Margin; and

WHEREAS, the Committee has reviewed the information presented and has determined that it would be in the best interests of the Company and its Stockholders to amend the Employment Agreement to replace the “cost per ton” Performance Target with an “EBITDA/Revenue Margin” Performance Target;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

Exhibit A - (Performance Vesting) shall be amended as follows:

Replace “Cost per ton” with “EBITDA/Revenue Margin.”

Schedule II (Performance Targets) shall be amended as follows:

Replace the “Actual Cost Per Ton” paragraph with the following paragraph:

Actual EBITDA/Revenue Margin:  In respect of a fiscal year, the Actual EBITDA divided by the Revenue as reported in the December 31st audited Statement of Consolidated Operations and Comprehensive Income (Loss) multiplied by 100 to result in a percentage.

Replace the “Target Cost Per Ton” paragraph with the following paragraph:

“Target EBITDA/Revenue Margin” means, in respect of any fiscal year, the Target EBITDA divided by the Revenue as reported in the December 31st audited Statement of Consolidated Operations and Comprehensive Income (Loss) multiplied by 100 to result in a percentage.  The Margin shall be 20% with respect of 2004 through 2008; provided that the Board may make such equitable adjustments to Margin as it reasonably deems to be appropriate in order to achieve the intention of this Agreement after giving effect to significant events including, without limitation, acquisitions, dispositions, mergers, or similar transactions.”

Except as otherwise noted in this Amendment Number 1, all other terms and conditions of the Employment Agreement remain as originally written.  In the event of any inconsistency between the terms of this Amendment Number 1 and the terms of the Employment Agreement, the terms of this Amendment Number 1 shall be controlling.

IN WITNESS WHEREOF, this Amendment has been executed this 1st day of November 2005 and delivered by the parties hereto.

Foundation Coal Corporation

By:

Its:

James J. Bryja